Exhibit (a)(124)

Dear PeopleSoft Employees:

It’s been a bit more than a week since Oracle announced that they were making a “best and final” offer of $24 a share for PeopleSoft. At the time, we sent you a message explaining that PeopleSoft’s board was going to consider the amended offer, just as we have all the other bids over the past 17 months.

This afternoon we announced that our board had unanimously rejected the latest unsolicited offer and is urging stockholders not to tender their shares. The board reached this conclusion after considering the unanimous recommendation of its transaction committee of independent directors to reject the offer. The board also considered the opinions of our financial advisers, Citigroup Global Markets, Inc., and Goldman, Sachs & Co., that, as of November 10, 2004, the Oracle offer is inadequate from a financial point of view.

I’ll outline the reasons behind the board’s decision in this note. And you’ll find it detailed in the press release that’s attached to this message and posted to our internal and external websites. But you should know that the decision was entirely consistent with my strong views. I am proud of the great work that you’ve been doing — certainly as demonstrated in Q3 results — and believe that because of your dedication and hard work, PeopleSoft is worth substantially more than Oracle’s latest offer and, in fact, is worth far more to Oracle today than at any point since Oracle announced its hostile offer.

We believe that Oracle wants to do something to rescue its own declining applications business. That’s why they are trying to buy, at an inadequate price, the company you’ve built for our shareholders. Our customer base and associated maintenance revenue stream are highly valuable. Our strong third quarter results, our expectation of continued growth and our increasing profitability are creating further value. These are impressive accomplishments and you should take pride in what we’ve done under some very challenging circumstances.

This afternoon we also announced information regarding our 2005 plan that reflects solid growth in our core ERP business, including areas such as Human Capital Management and Demand-Driven Manufacturing, and from adjacent applications including Analytic Applications and Customer Relationship Management. Also, PeopleSoft is uniquely positioned to exploit additional opportunities in emerging markets such as on-demand applications and in countries with rapidly growing manufacturing economies. We will continue to focus on technology innovation leveraging web services and composite applications, and through our partnership with IBM, will be delivering an industry-leading, standards-based applications and infrastructure platform. Our customers will continue to benefit from PeopleSoft’s technology innovation and commitment to product leadership and customer service. We believe this plan positions PeopleSoft for continued growth.

I want you to know that members of the board’s transaction committee informed Oracle this afternoon that the current Oracle offer is inadequate. They reiterated that, as board members testified in Delaware, they would be willing to discuss an Oracle offer at an appropriate price — but $24 sure isn’t it. They told Oracle that its price must reflect both PeopleSoft’s intrinsic value and the fact that PeopleSoft is materially more valuable now than it was when Oracle made its inadequate $26 per share offer. Oracle indicated they understood our position and appreciated the call.

We recognize that stockholders may tender their shares by Oracle’s November 19 deadline for a variety of reasons, including the limited time available for stockholders to understand the strength of our business as reflected in our financial guidance for 2005 and our plan to advance PeopleSoft’s leadership in the marketplace. No matter how many shares are tendered, this does not mean Oracle will acquire PeopleSoft. Instead, Oracle is likely to start a proxy contest for our 2005 Annual Meeting. The board and management are confident that our stockholders will recognize the value we are creating and will support our continued efforts to protect the interests of all PeopleSoft stockholders.

Today’s press release, which is attached, goes into more detail on why the board determined that the offer substantially undervalues PeopleSoft. Feel free to share the press release with colleagues, customers, and partners.

As always, it is important for the company to speak with one voice. If you receive any calls from the media, please forward them to PeopleSoft’s corporate spokesperson, Steve Swasey in Pleasanton, at (925) 694-5230.

I’m energized because of your dedication, hard work, and the commitment to customers. I know all of this is distracting, but let’s continue our focus and keep executing on our strategy. Together we will continue to provide the best products in the industry to the most loyal customers in the world.

Sincerely,

Dave Duffield

Forward-Looking Statements

This letter may contain forward-looking statements that state PeopleSoft’s intentions, beliefs, expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Forward-looking statements in this letter include those relating to PeopleSoft’s plans, expectations and prospects for the future and other statements regarding future potential developments in the Oracle tender offer. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the costs and disruption to PeopleSoft’s business arising from the Oracle tender offer and related litigation; the Company’s ability to successfully complete the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; competitive and pricing pressures; and other risks referenced from time to time in PeopleSoft’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, each as filed with the SEC and available without charge at www.sec.gov and www.peoplesoft.com.

Important Additional Information

PeopleSoft’s Board of Directors will be soliciting proxies for use at the 2005 Annual Meeting of Stockholders, and any adjournment or postponement thereof, to vote in favor of a slate of directors to be nominated by the Board of Directors and to vote on any other matters that properly come before the 2005 Annual Meeting. Promptly after filing its definitive proxy statement for the 2005 Annual Meeting with the SEC, PeopleSoft will mail the 2005 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Innisfree M&A Incorporated to assist it in soliciting proxies from its stockholders. PeopleSoft has agreed to pay customary compensation to Innisfree for such services and to indemnify Innisfree and certain related persons against certain liabilities relating to or arising out of the engagement. Certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, and directors, officers and employees of PeopleSoft may solicit proxies for the 2005 Annual Meeting, although no additional compensation will be paid in connection with any such solicitation.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer that contains information regarding the potential interests of members of the Board of Directors and members of management in the tender offer. Information regarding securities ownership by certain members of the Board of Directors and certain members of management as of February 10, 2004 is contained in PeopleSoft’s definitive proxy statement for the 2004 Annual Meeting of Stockholders, dated February 20, 2004. PeopleSoft stockholders should read the Schedule 14D-9 and the 2005 Proxy Statement when it is filed with the SEC (including any amendments to such documents) because these documents contain (or will contain) important information. The 2005 Proxy Statement (when filed), the 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.